Exhibit 5.1

Pillsbury Winthrop Shaw Pittman LLP

Four Embarcadero Center, 22nd Floor | San Francisco, CA 94111-5998 | tel 415.983.1000 | fax 415.983.1200

MAILING ADDRESS : P.O. Box 2824, San Francisco, CA 94126-2824 | San Francisco, CA 94111-5998

June 27, 2016

Pacific Continental Corporation

111 West 7th Avenue

Eugene, Oregon 97401

Re:	Pacific Continental Corporation 5.875% Fixed-to-Floating Rate Subordinated Debentures Due June 30, 2026

Ladies and Gentleman:

We have acted as special counsel to Pacific Continental Corporation, an Oregon corporation (the “Company”), in connection with the issuance and sale by the Company of an aggregate of $35.0 million principal amount of 5.875% fixed-to-floating rate subordinated debentures due June 30, 2026 (the “Notes”), pursuant to the Indenture, dated as of June 27, 2016 (the “Indenture”), as supplemented by the First Supplemental Indenture, dated as of June 27, 2016 (the “First Supplemental Indenture”), between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”).

We have reviewed (i) the Registration Statement on Form S-3 (File No. 333-210550) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), (ii) the prospectus of the Company, dated May 16, 2016, as supplemented by the prospectus supplement, dated June 22, 2016, relating to the Notes (the “Prospectus Supplement”), as filed with the SEC pursuant to Rule 424(b) under the Securities Act, (iii) the Indenture, as supplemented by the First Supplemental Indenture, (iv) the Underwriting Agreement, dated June 22, 2016, by and between the Company and Sandler O’Neill & Partners, L.P., (v) corporate proceedings of the Company relating to the issuance of the Notes, and (vi) such other documents and records and such matters of law and fact as we have deemed necessary or advisable to enable us to render this opinion.

In our examination, we have assumed, without verification, the genuineness of all signatures, the authenticity of all documents and instruments submitted to us as originals, and the conformity to the originals of all documents and instruments submitted to us as certified or conformed copies.

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Pacific Continental Corporation

June 27, 2016

Based upon, and subject to, the foregoing, and subject to the limitations, qualifications and assumptions stated herein, we are of the opinion that the Notes have been duly authorized (assuming their due authentication by the Trustee), in accordance with the terms of the Indenture, as amended by the First Supplemental Indenture, and will constitute valid and legally binding obligations of the Company entitled to the benefits provided by the Indenture.

This opinion is limited to matters governed by the laws of the State of New York. Insofar as the opinions expressed herein relate to or are dependent upon the law of the State of Oregon, we have relied on the opinion of White Summers Caffee & James, LLP, dated June 27, 2016, subject to the assumptions, limitations and qualifications set forth therein.

We hereby consent to the references to our firm under the captions “Validity of the Notes” and “Legal Opinions” in the Prospectus Supplement and to the inclusion of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed with the SEC on June 27, 2016, which is incorporated by reference into the Registration Statement and the prospectus dated May 16, 2016, as supplemented by the Prospectus Supplement.

Very truly yours,

/s/ Pillsbury Winthrop Shaw Pittman LLP

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